JOHN HANCOCK SOVEREIGN BOND FUND
Establishment and Designation of
Class R6 Shares
of Beneficial Interest of
John Hancock Bond Fund,
a Series of John Hancock Sovereign Bond Fund
It is hereby stated that:
1.	This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on October 5, 1984 under the name John Hancock Bond Trust.

2.	The present name of the business trust is John Hancock Sovereign Bond Fund (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3.	The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust established and designated Class R6 shares of John Hancock Bond Fund, a series of the Trust (the “Fund”).

4.	The following is a true copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on May 3, 2011 to establish and designate Class R6 shares of the Fund, and that such resolutions (which also apply to other John Hancock business trusts, certain of their series, and related Declarations of Trusts) have not been revoked, revised or amended and are in full force and effect:
RESOLVED, that, in accordance with Article V, Section 5.11 of the Agreements and Declarations of Trust of the Trusts, as may be amended or restated (the “Declarations of Trusts”), the Trustees hereby establish and designate Class R6 shares of the Funds, as described at the Meeting, the rights and preferences of such Class R6 shares to be as described in the Class R6 prospectus and statement of additional information to be included in the Trusts’ registration statements on Form N-1A; and
FURTHER RESOLVED, that the officers of the Trusts be, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Trusts, to take all action and execute all documents which any one or more of them may deem to be necessary or appropriate to effectuate the foregoing resolution and to carry out the purposes thereof.

IN WITNESS WHEREOF, I have affixed my signature this 4th day of August, 2011.

JOHN HANCOCK SOVEREIGN BOND FUND

By:	/s/Nicholas J. Kolokithas

Name: Title:	Nicholas J. Kolokithas Assistant Secretary